EXHIBIT 21.1

GOODFAITH TECHNOLOGY INC.

Subsidiaries of the Registrant

Subsidiaries	Place of Incorporation

GoodFaith Technology Holdings Limited	British Virgin Islands

GoodFaith Technology Limited	Hong Kong

Suzhou Chuangzhixin Information Technology Co., Ltd.	PRC

Suzhou GoodFaith Information Technology Co., Ltd.	PRC

Beihai Beiming Investment Co., Ltd.	PRC

Shanghai Beiming Information Technology Co., Ltd.	PRC

Shanghai Yuyi Information Technology Co., Ltd.	PRC

Shenzhen Xindesheng Financial Services Co., Ltd.	PRC

Jiujiang Xindesheng Information Technology Co., Ltd.	PRC

Guiyang Xindesheng Information Technology Co., Ltd.	PRC

Chengdu Xindesheng Information Technology Co., Ltd.	PRC

Huizhou Xindesheng Information Technology Co., Ltd.	PRC

Beihai Xindesheng Information Technology Co., Ltd.	PRC